Exhibit 4.1

Starwood Waypoint Residential Trust

as Issuer

Wilmington Trust, National Association

as Trustee

First Supplemental Indenture

Dated as of July 7, 2015

to the Indenture

Related to 3.00% Convertible Senior Notes due 2019

Dated as of July 7, 2014

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 7, 2015, between Starwood Waypoint Residential Trust, a Maryland real estate investment trust (the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”) under the Indenture, dated as of July 7, 2014 (the “Original Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee entered into the Original Indenture, relating to the Company’s 3.00% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 8.01 of the Original Indenture provides that the Company and the Trustee may amend the Original Indenture for, among others, the purposes specified in Sections 8.01(a) or 8.01(f);

WHEREAS, the Company seeks to conform the terms of the Original Indenture to the description thereof in the Preliminary Offering Memorandum and to cure a defect in the Original Indenture, pursuant to Section 8.01 of the Original Indenture;

WHEREAS, the Board of Trustees has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i)the terms defined in this Supplemental Indenture shall have the meanings assigned to them herein and include the plural as well as the singular; and

(ii)all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the respective meanings assigned thereto in the Original Indenture.

ARTICLE 2

AMENDMENT TO INDENTURE

Section 4.02(c) of the Original Indenture is hereby deleted in its entirety and replaced with the following text:

(c)Additionally, if, and for so long as, the Restricted Securities Legend on the Notes has not been removed (or deemed removed pursuant to this Indenture), the Notes are assigned a restricted CUSIP or the Notes are not freely tradable by Holders other than the Issuer’s or the Company’s Affiliates or persons that were Affiliates of the Issuer or the Company during the immediately preceding three months (without restrictions pursuant to U.S. securities law or the terms of this Indenture or the Notes pursuant to Section 2.09 herein), in each case immediately following the fifth day following the applicable Scheduled Free Trade Date, the Issuer shall pay Additional Interest on such Notes at a rate equal to 0.50% per annum of the principal amount of such Notes then outstanding until such Notes are so freely tradable.

ARTICLE 3

MISCELLANEOUS

Section 3.01  Governing Law; Jurisdiction.  THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.02  Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile transmission or PDF format shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or in PDF format shall be deemed to be their original signatures for all purposes.

Section 3.03  Ratification of Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent therein and herein provided.

Section 3.04  Effectiveness.  The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 3.05  Recitals by Company.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

STARWOOD WAYPOINT RESIDENTIAL TRUST

By:	/s/ Nina A. Tran
Name: Nina A. Tran
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

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